UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 201
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FROZEN FOOD GIFT GROUP, INC.
(Exact name of registrant as specified in its charter)

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Delaware	000-54597	27-1668227
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

8895 Towne Centre Dr., Suite 105, San Diego, CA 92122
(Address of Principal Executive Office) (Zip Code)

888-530-3738
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2014, the Circuit Court in the Twelfth Judicial Circuit in and for Sarasota County, Florida (the “Court”), entered an Order Granting Approval of Amended and Restated Settlement Agreement (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement (the “Settlement Agreement”) between the Company and IBC Funds, LLC, a Nevada limited liability company (“IBC”), in the matter entitled IBC Funds, LLC, vs. Frozen Food Gift Group, Inc., Case No. 2014 CA 000862 NC (the “Action”).

IBC released a claim in the original Settlement Agreement (as filed on Form 8-K on February 14, 2014) that may have prohibited the Company from taking part in a merger transaction.

Item 1.02 Termination of a Material Definitive Agreement.

On March 12, 2014, the Company assigned a royalty agreement dated October 1, 2013, with Global Specialty Products, Inc., to Rapid Fire Marketing, Inc. (“Assignee”). In exchange for the sale of the Company’s material asset, the Company will receive the sum of $10,000 in the Assignee’s restricted common stock.

Item 1.02 Termination of a Material Definitive Agreement.

On March 12, 2014, the Company entered into an Agreement to terminate an Independent Contractor Agreement with two individuals dated July 31, 2009. The Parties agreed that upon issuance of a sum of $16,000 of the Company’s restricted Common stock, any obligations of the Parties to each other shall be released and discharged, and each of the Parties shall immediately be bound to comply with the terms of full release.

Item 8.01 Other Events.

On March 14, 2014, Frozen Food Gift Group, Inc. (the “Company”) and APT Motovox agreed to extend the deadline to sign a definitive share exchange agreement until March 21, 2014.  The proposed agreement pertains to the transaction which was announced in a press release on February 10, 2014.  The press release stated that the Parties expected the transaction to close on or before March 1, 2014.  The parties are continuing to work diligently to complete the transaction, and the Company is comfortable that the definitive agreement will be signed by March 21, 2014, barring any unforeseen circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FROZEN FOOD GIFT GROUP, INC.

Date: March 14, 2014	By:	/s/ JONATHAN F. IRWIN
Jonathan F. Irwin
Chief Executive Officer, Principal Executive
Officer, Principal Financial Officer and
Principal Accounting Officer